SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 20, 1996



                   MIDWEST REAL ESTATE SHOPPING CENTER, L.P.
             (Exact name of registrant as specified in its charter)



         Delaware                  1-9331                 13-3384643
State or other jurisdiction      Commission              IRS Employer
of incorporation                 File Number            Identification No.



3 World Financial Center, 29th Floor
New York, NY Attn: Andre Anderson                               10285
Address of principal executive offices                         Zip Code



Registrant's telephone number, including area code (212) 526-3237

Item 3. Bankruptcy
On June 20, 1996, the Registrant filed a voluntary petition under Chapter 11 of the United States Bankruptcy code with the U.S. Bankruptcy Court for the
Southern District of New York (File  No. 96B43335).   A  press release
announcing the filing is attached hereto as Exhibit A and is incorporated by reference herein. The New York Stock Exchange (the "Exchange") informed the Registrant that its units would be suspended from trading on the Exchange on Monday, June 24, 1996, and delisted from the Exchange as of the close of business on that date (see Exhibit B).

Refer to Exhibit A - June 20, 1996 Press Release.

Refer to Exhibit B - June 24, 1996 Press Release.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         MIDWEST REAL ESTATE SHOPPING CENTER, LP
                         Registrant

                    By:  MIDWEST CENTERS INC.
                         General Partner


Date:  June 28, 1996     By: /s/ Paul L. Abbott
                                 Director, President and
                                 Chairman of the Board


Date:  June 28, 1996     By: /s/ Robert J. Hellman
                                 Director, Vice President and
                                 Chief Financial Officer


                                                                EXHIBIT A


                    MIDWEST REAL ESTATE SHOPPING CENTER L.P.
            (formerly Equitable Real Estate Shopping Centers, L.P.)
                            3 World Financial Center
                            New York, New York 10285

Attention: Joan Berkowitz.....................................(212) 526-3162
           Robert Sternlieb...................................(212) 526-3118

FOR IMMEDIATE RELEASE

New  York,  NY  (June  20, 1996) - Midwest Real  Estate  Shopping Center,  L.P.
(the "Partnership") announced today  that  it  had filed   for  bankruptcy
protection  under  Chapter  11  of   the Bankruptcy  Code in the United States
Bankruptcy Court for the Southern District of New York in order to prevent a foreclosure sale of its sole property. The Partnership undertook the filing after extended negotiations with The Equitable Life Assurance Society of the United States ("Equitable"). Equitable is the largest creditor of the Partnership and the holder of a mortgage note secured by the Partnership's principal asset, Brookdale Center ("Brookdale"), a regional
shopping  mall  located   in Brooklyn Center (Hennepin County), Minnesota.  A
foreclosure sale of Brookdale had been scheduled for June 21, 1996.

As  previously  disclosed, Equitable and the Partnership  entered into  a
non-binding letter of intent outlining a  proposed  loan work-out   relating to
Brookdale,   including   a   plan   of reorganization  for  the  Partnership
under Chapter 11 of the Bankruptcy Code that would be supported by Equitable. That plan would have the Partnership market Brookdale to a
third-party buyer.   If  no buyer contracts to acquire Brookdale by  November
15, 1996, or the buyer fails to close by December 1, 1996, both the Partnership and Equitable have the right to transfer ownership of Brookdale to Equitable and Equitable's participant in the loan, EML Associates ("EML"), for a $500,000 purchase price (which could be increased under certain circumstances). Equitable and EML would also be granted certain limited rights of first refusal to acquire Brookdale. The net sales proceeds from a third-party buyer, after costs of the sale and the amount owed to Equitable under any debtor-in-possession financing, would be split $750,000 to the Partnership and $30 million to Equitable on a pari passu basis, then 50/50 on the next $6 million, with the balance, if any, to the Partnership. The Partnership does not expect that the net sales proceeds from a third-party buyer, after costs of the sale and payment of amounts owed to Equitable, will be material to the Partnership.

Under  the letter of intent and a proposed cash collateral  order in   the
Bankruptcy Court that is under consideration, all available cash flow during the bankruptcy (after payment of property expenses and administrative costs, other than attorney fees of Partnership's counsel which would be paid by the Partnership) would be paid to Equitable.
Equitable would fund any necessary capital and leasing costs pursuant to a super- priority, non-recourse, debtor-in-possession loan by Equitable
payable  upon  the  disposition  of  Brookdale.   General  Growth Management,
Inc., the present receiver for Brookdale, will continue to operate Brookdale but now as the property manager, subject to Bankruptcy Court approval.

At the present time, open issues still remain between Equitable and the Partnership regarding implementation of the letter of intent in the Bankruptcy Court. Equitable and the Partnership continue to negotiate, but there can be no assurance that a definitive agreement can be reached in the
bankruptcy  case.   In the  absence  of  such  an agreement between  Equitable and  the Partnership, the bankruptcy may be contested by Equitable.

Units of the Partnership are traded on the New York Stock Exchange under the symbol "EQM", however the bankruptcy filing may cause the New York Stock Exchange to de-list the units in the Partnership on the exchange.

                                      ###


                                                                EXHIBIT B

                    MIDWEST REAL ESTATE SHOPPING CENTER L.P.
            (formerly Equitable Real Estate Shopping Centers, L.P.)
                            3 World Financial Center
                            New York, New York 10285

Attention:  Robert Hellman.................................(212) 526-3142
            Joan Berkowitz.................................(212) 526-3162

FOR IMMEDIATE RELEASE

New York, NY (June 24, 1996) Midwest Real Estate Shopping Center L.P. (the "Partnership") announced today that it has been advised by the New York Stock Exchange that its units, which have traded on the Exchange under the symbol "EQM," have been suspended for trading and will be delisted from the Exchange effective as of the close of business today. This follows the Partnership's announcement last week that it has filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

Midwest Real Estate Shopping Center L.P. is a limited partnership that   owns
an  enclosed  regional  mall  in  Brooklyn   Center, Minnesota.